EXHIBIT 21.1

GARMIN LTD.

List of Subsidiaries of Registrant

Name of Subsidiary Garmin Corporation Garmin International, Inc. Garmin USA, Inc. Garmin Realty, LLC Garmin AT, Inc. Garmin (Europe) Ltd.	Jurisdiction of Incorporation Taiwan Kansas Kansas Kansas Oregon England